Exhibit 99.1

[LOGO] Zarlink                                                      NEWS RELEASE
       Semiconductor

Zarlink Revises Guidance for Third Quarter Fiscal 2005

OTTAWA, CANADA, December 7, 2004 - Zarlink Semiconductor (NYSE/TSX:ZL) today announced revised guidance for its Fiscal 2005 third quarter, ending December 24, 2004.

      On October 20, 2004 Zarlink had projected third quarter revenues of between US$49 and US$52 million and a net loss of US$0.01 to US$0.03 per share. The company anticipates that revenues will be near the mid-point of guidance. However, the rapid decline in the value of the U.S. dollar, coupled with higher than predicted costs for implementation of U.S. Sarbanes-Oxley Act section 404, is negatively impacting Zarlink's cash and non-cash costs. As a result, the company now expects to record a net loss of US$0.05 to US$0.06 per share.

      Zarlink's revenues are in U.S. dollars, while certain of its compensation and operating expenses are in British pound sterling, Canadian dollars and Swedish krona. The company expects that the recent weakening of the U.S. dollar compared to the Swedish krona will require it to record a non-cash adjustment in the third quarter related to revaluing the company's Swedish pension liability. Due to both of these factors, the company's expenses on a U.S. dollar basis will be higher than projected by approximately US$0.02 per share.

      In addition, higher expenses related to implementing Sarbanes-Oxley requirements will increase Zarlink's costs by approximately US$0.01 per share.

      Zarlink will announce its finalized third quarter results on Wednesday, January 26, 2005 after market close.

About Zarlink Semiconductor
      For almost 30 years, Zarlink Semiconductor has delivered semiconductor solutions that drive the capabilities of voice, enterprise, broadband and wireless communications. The company's success is built on its technology strengths, including voice and data networks, consumer and ultra low-power communications, and high-performance analog. For more information, visit www.zarlink.com.

      Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, among others, the risks discussed in documents filed by the Company with the Securities and Exchange Commission. Investors are encouraged to consider the risks detailed in those filings.

                                     - 30 -

For further information:

Michael Salter                              Mike McGinn
Corporate Communications                    Investor Relations
613 270-7115                                613 270-7210
michael.salter@zarlink.com                  mike.mcginn@zarlink.com